Exhibit 1

OMAHA, Neb.--(BUSINESS WIRE)--Ballantyne Strong, Inc. (NYSE MKT: BTN) today issued the following statement in response to the proxy contest initiated by Fundamental Global Investors to replace all of the current directors with its nominees.

“We were surprised and disappointed by the news of the proxy contest initiated by Fundamental Global Investors. Since Fundamental Global Investors became one of Ballantyne Strong’s largest shareholders, we have engaged in several constructive discussions with its CEO regarding our business and growth strategies. Earlier this year, we invited him to join the board and he accepted our invitation. We were looking forward to working with him collaboratively to execute the vision we have for the company, and had expressed our openness to adding other new directors he proposed that would work collaboratively to enhance shareholder value.

“We believe the initiation of a proxy contest is an unnecessary and costly measure that has the potential to disrupt Ballantyne Strong’s operations and momentum at a critical time in the development of the Company’s digital communications business. We are committed to continuing our practice of exploring all options for enhancing shareholder value, including returning capital to shareholders, considering strategic business combinations, reinvesting in the business to accelerate organic growth, and enhancing efficiencies through cost reduction initiatives, among other considerations.

“We look forward to communicating with all Ballantyne Strong shareholders in the weeks ahead to enhance their understanding of our vision for the Company, our progress in becoming the market leader in integrating digital media technology, and the strategies we are implementing to create value for shareholders.”

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong designs, integrates, and installs technology solutions for a broad range of applications; develops and delivers out-of-home messaging, advertising and communications; manufactures projection screens and lighting products; and provides managed services including monitoring of networked equipment. The Company focuses on serving the retail, financial, government and cinema markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations. The Company does not undertake to update or revise forward-looking statements in this press release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.

Important Additional Information

The Company, certain of its directors and certain of its officers are participants in the solicitation of proxies from the stockholders of the Company in connection with the Company’s 2015 Annual Meeting of Stockholders. Information concerning the identity and interests of these persons will be available in the Company’s definitive proxy statement, when available, that the Company plans to file with the Securities and Exchange Commission (“SEC”), as such proxy statement is subsequently supplemented or amended.

The Company’s definitive proxy statement, any other relevant documents and other proxy solicitation materials filed with the SEC concerning the Company are or will be available, when filed, free of charge at www.sec.gov and www.ballantynestrong.com. The Company’s stockholders should carefully read the definitive proxy statement, and any supplements thereto, and other proxy materials as and when they become available before making any voting decisions.

Contacts

Financial Profiles, Inc.
Tony Rossi, 310-622-8221
trossi@finprofiles.com